Exhibit 1
Purchases of Common Stock of the Issuer in the past 60 days

DATE	SHARES PURCHASED	PRICE PER SHARE (US$)
10 July 2007	818,000	8.4378
11 July 2007	35,270	8.39
13 July 2007	487,653	8.3695
16 July 2007	930,000	8.3828
17 July 2007	690,000	8.2993
18 July 2007	800,000	8.1828
20 July 2007	372,721	8.3982
23 July 2007	660,000	8.3944
24 July 2007	471,642	8.2998
25 July 2007	1,500,000	8.2951
26 July 2007	2,650,000	6.6469
27 July 2007	1,000,000	6.883
30 July 2007	1,000,000	6.9007
31 July 2007	1,000,000	6.9729
1 August 2007	1,400,000	6.8176
2 August 2007	1,000,000	6.9402
3 August 2007	500,000	6.8456
17 August 2007	1,500,000	5.9483
27 August 2007	100,000	5.8346
28 August 2007	425,000	5.6739
29 August 2007	560,000	5.6812
30 August 2007	88,600	5.6759
7 September 2007	2,000,000	5.5185